EXHIBIT 4

                        [LOGO] TRAVELERS LIFE & ANNUITY

            THE TRAVELERS LIFE & ANNUITY COMPANY o [ONE CITYPLACE] o
                      HARTFORD, CONNECTICUT o [06103-3415]
                                A STOCK COMPANY


                                              Mailing Address: [Annuity Services
                                                               P.O. Box 990009
                                                               Hartford, CT
                                                               06199-0009]


                         RIGHT TO EXAMINE THIS CONTRACT

         IN ORDER TO CANCEL THIS CONTRACT, YOU MUST PROVIDE A WRITTEN REQUEST AND THIS CONTRACT TO US AT OUR MAILING ADDRESS OR TO OUR AGENT WITHIN 10 CALENDAR DAYS OR LONGER IF REQUIRED BY APPLICABLE LAW AFTER ITS DELIVERY TO YOU. WE WILL PAY YOU THE PURCHASE PAYMENT OR THE CASH VALUE DEPENDING ON THE APPLICABLE STATE LAW OR REGULATION OF YOUR STATE. AFTER THE CONTRACT IS RETURNED, IT WILL BE CONSIDERED AS NEVER IN EFFECT.


         This Contract is issued in consideration of the Purchase Payment. It is subject to the terms and conditions stated on the attached pages, all of which are a part of it.


                        Executed at Hartford, Connecticut


               /s/ George C. Kokulis           /s/ Ernest J. Wright
               ---------------------           --------------------
                    President                        Secretary         ]


                  This is a legal Contract between You and Us.
                      PLEASE READ YOUR CONTRACT CAREFULLY.


         SINGLE PREMIUM INDIVIDUAL DEFERRED MODIFIED GUARANTEED ANNUITY

               ELECTIVE OPTIONS                   NON-PARTICIPATING




THE CASH SURRENDER VALUE MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE MARKET VALUE ADJUSTMENT FORMULA IN THE CONTRACT SPECIFICATIONS PAGE. THE CASH SURRENDER VALUE IS AVAILABLE WITHOUT APPLICATION OF THE MARKET VALUE ADJUSTMENT AT THE END OF A GUARANTEE PERIOD.

TABLE OF CONTENTS



Contract Specifications                                                 Page 3

Definitions                                                             Page 5

Ownership Provisions                                                    Page 7

Purchase Payment                                                        Page 8

Crediting of Interest and Guarantee Periods                             Page 9

Market Value Adjustment                                                 Page 9

Transfer Between Guarantee Periods                                      Page 9

Surrender and Termination Provisions                                    Page 10

Death Benefit                                                           Page 10

Settlement Provisions                                                   Page 11

General Provisions                                                      Page 13

Annuity Tables                                                          Page 15



           Any Riders or Endorsements follow the Life Annuity Tables.

================================================================================
                             CONTRACT SPECIFICATIONS
================================================================================

CONTRACT NUMBER                                    SPECIMEN
CONTRACT DATE                                      01-05-2005
MARKETING PROGRAM                                  [Nonqualified]
CONTRACT OWNER                                     JOHN DOE
[JOINT OWNER                                       SUSAN DOE]
ANNUITANT                                          JOHN DOE
[CONTINGENT ANNUITANT                                           ]
MATURITY DATE                                      06-01-2026

--------------------------------------------------------------------------------


PURCHASE PAYMENT:
Minimum Purchase Payment: [$5,000]
Maximum Purchase Payment: [$1,000,000] unless We consent to a larger amount.


SEPARATE ACCOUNT:
[The Travelers Separate Account MGA 2]
INFORMATION ABOUT THE SEPARATE ACCOUNT IS PROVIDED IN THE CONTRACT PROSPECTUS FOR [THE TRAVELERS SEPARATE ACCOUNT MGA 2]


MARKET VALUE ADJUSTMENT:
A Market Value Adjustment may be applied when a partial or full surrender occurs prior to the end of a Guarantee Period. The application of a Market Value Adjustment may adjust your Account Value up or down.


MARKET VALUE ADJUSTMENT FORMULA:

Market Value Adjustment Factor=

[(((1 +  strip(G) + OAS(G)) / (1 + strip ( C ) + OAS ( C )))) (t/365) ]

Market Adjusted Value =
                [((Contract Value - FI) *  Market Value Adjustment Factor) + FI]

FI = the available free interest credited for the previous Contract Year

STRIP(G) = US Treasury strip yield as of the date the guaranteed period is established

STRIP(C) = US Treasury strip yield, as of the date the Market Value Adjustment is applied, for a Guaranteed period of "t" days where "t" is the number of days remaining in the Guaranteed Period adjusted for leap years.

OAS(G) = Lehman Intermediate US-Credit-Index Option-Adjusted Spread as of the date the guaranteed period is established

OAS(C) = Lehman Intermediate US-Credit-Index Option-Adjusted Spread as of the date the Market Value Adjustment is applied


GUARANTEE PERIOD INTEREST RATES:
The initial and subsequent interest rates applicable to Guarantee Periods available under this Contract will be earned and credited at an effective annual rate determined and offered by Us. Guarantee Periods and interest rates offered by Us may vary through our sales organization channels.

================================================================================
                             CONTRACT SPECIFICATIONS
================================================================================


TERMINATION: We reserve the right to terminate this Contract when the Account Value is less than [$2,000].

[SURRENDER CHARGE:
This charge is a percentage of the Cash Value being surrendered This charge applies to full and partial surrenders and varies depending on whether You are in Your initial Guarantee period or subsequent Guaranteed Period. The charges are shown below.

                   INITIAL GUARANTEE PERIOD                             EACH SUBSEQUENT GUARANTEE PERIOD
        -------------------------------------------          ------------------------------------------------

        YEARS FROM THE BEGINNING OF       SURRENDER          YEARS FROM THE BEGINNING OF ANY        SURRENDER
        THE INITIAL GUARANTEE PERIOD       CHARGE               SUBSEQUENT GUARANTEE PERIOD           CHARGE
                     1                       7%                             1                           5%
                     2                       6%                             2                           4%
                     3                       5%                             3                           3%
                     4                       4%                             4                           2%
                     5                       3%                             5                           2%
                     6                       2%                             6                           2%
                     7                       2%                             7                           2%
                     8                       2%                             8                           2%
                     9                       2%                             9                           2%
                     10                      1%                             10                          1%

There is no surrender charge for full or partial surrender at the end of a Guarantee Period or during the automatic renewal Guarantee Period. ]

[WE WILL NOT ASSESS A SURRENDER CHARGE FOR:

     a)   surrenders made during the automatic renewal Guarantee Period;

     b) surrenders of interest that have been credited to Your Account Value during the 12-month period prior to the last anniversary of Your Contract Date;

     c) payment of a death benefit to a beneficiary upon the death of the Contract owner or the Annuitant;

     d) distributions applied to an Annuity option with a minimum designated period of at least 10 years if elected after the first Contract Year ;

     e) Minimum Distributions (as defined by the Internal Revenue Code) taken under Our managed distribution program then in effect and elected by Written Request. ]

AUTOMATIC RENEWAL GUARANTEE PERIOD: A one-year Guarantee Period

FREE WITHDRAWAL AMOUNT: [After the first Contract Year,] You may withdraw interest credited to this Contract in the previous Contract Year without a Market Value Adjustment or surrender charge.

================================================================================
                                   DEFINITIONS
================================================================================

ACCOUNT VALUE - The Purchase Payment plus all interest earned, less the sum of all partial surrenders, surrender charges, and applicable premium tax deducted to that date, and reflecting any Market Value Adjustment previously applied.

ANNUITANT - The person on whose life the Contract is issued and on whose life the annuity payments are made.

BENEFICIARY(IES) - The person(s) entitled to receive benefits after Your death.

CASH VALUE - The Account Value at the end of a Guarantee Period, or at any point before the end of the Guarantee Period, the Account Value adjusted by the Market Value Adjustment formula.

CASH SURRENDER VALUE - The Cash Value less surrender charges and any applicable premium tax.

CONTINGENT ANNUITANT - The person You designate prior to the Contact Date, who, upon the Annuitant's death prior to the Maturity Date, becomes the Annuitant.

CONTRACT DATE - The date on which the Contract is issued.

CONTRACT YEAR(S) - The twelve-month period(s) beginning with the Contract Date.

DEATH REPORT DATE - The day on which We have received 1) Due Proof of Death and
2) a Written Request for an election of a single sum payment or an alternate Settlement Option as described in the Contract.

DUE PROOF OF DEATH - 1) a copy of a certified death certificate; 2) a copy of a certified decree of a court of competent jurisdiction as to the finding of death; 3) a written statement by a medical doctor who attended the deceased; or
4) any other proof satisfactory to Us.

GUARANTEED INTEREST RATE - The annual effective interest rate credited to a purchase payment during the Guarantee Period as described in the Crediting of Interest and Guarantee Periods section.

GUARANTEE PERIOD - The period for which either an initial or subsequent Guarantee Interest Rate is credited.

MARKET VALUE ADJUSTMENT -The Market Value Adjustment is a formula that we use to determine the Cash Value before the end of the Guarantee Period. The adjustment can increase or decrease the Account Value.

MATURITY DATE - The date on which the annuity payments are to begin.

MATURITY VALUE - The accumulated value of a Purchase Payment at the Guaranteed Interest Rate at the end of the Guarantee Period selected less any surrenders, surrender charges, and applicable premium tax previously deducted and reflecting any Market Value Adjustment previously applied.

MINIMUM DISTRIBUTIONS - Minimum amounts that must be distributed each year in relation to certain qualified plans under the Code.

NONQUALIFIED CONTRACT - A contract other than a Qualified Contract, funded by after-tax contributions.

OUR OFFICE - The Home Office of The Travelers Life and Annuity Company or any other office which We may designate for the purpose of administering this Contract. All correspondence regarding this Contract should be sent to Our mailing address stated in the cover page of this Contract.

PURCHASE PAYMENT- The premium payment applied to the Contract less applicable premium tax.

================================================================================
                                   DEFINITIONS
================================================================================

QUALIFIED CONTRACT - a Contract used in a retirement plan or program, whereby the Purchase Payments and any gains are intended to qualify under sections 401, 403, and 408 of the Code.

SEPARATE ACCOUNT(S) - the Separate Account(s) indicated in the Contract Specifications, which We established for this class of Contracts and certain other Contracts.

SURRENDER DATE - The date We receive Your Written Request for a surrender or the date the You request the surrender to be effective, if later.

TERMINATION - Discontinuance of this Contract by Us or by Your Written Request.

WE, US, OUR - The Travelers Life and Annuity Company.

WRITTEN REQUEST - Written information including requests for Contract, beneficiary, ownership, transfers, surrenders or other changes sent to Us in a form and content satisfactory to Us and received in good order at Our Office. Requests for changes are subject to any action taken prior to our receipt of the written information.

YOU, YOUR - The owner, including any joint owner.

================================================================================
                 OWNERSHIP, ANNUITANT AND BENEFICIARY PROVISIONS
================================================================================

Ownership
This Contract belongs to the owner shown in the Contract Specifications or to any person subsequently named in a Written Request of "Transfer of Ownership" as provided below. As owner, You have sole power during the Annuitant's lifetime to exercise any rights and to receive all benefits given in this Contract, provided You have not named an irrevocable beneficiary and provided the Contract is not assigned.

You will be the recipient of all payments while the Annuitant is alive unless You direct them to an alternate recipient by Written Request. An alternate recipient does not become the owner. An alternate payment directive is revocable by You at any time by giving Us 30 days advance notice by Written Request.

Joint Owners
Joint owners may be named in a Written Request prior to the Contract Date. Joint owners may independently exercise transfers between Guarantee Periods. All other rights of ownership must be exercised by joint action. Joint owners own equal shares of any benefits accruing or payments made to them. All rights of a joint owner end at death if another joint owner survives. The entire interest of the deceased joint owner in this Contract will pass to the surviving joint owner, unless the deceased joint owner was also the Annuitant.

If a joint owner dies before payment of an annuity option begins and is survived by the Annuitant, any surviving joint owner is the "designated beneficiary" referred to in Section 72(s) of the Code, and his or her rights pre-empt those of the beneficiary named in a Written Request. Upon the death of a joint owner who is the Annuitant, the entire interest will pass to the beneficiary(ies).

TRANSFER OF OWNERSHIP
You may transfer ownership by Written Request, subject to Our approval. You may not revoke any transfer of ownership after We receive the Written Request. It will take effect subject to any payments made or other actions taken by Us before the Written Request is received.

Until a new beneficiary is designated, a transfer of ownership does not affect the interest of any beneficiary designated prior to the effective date of the transfer.

A transfer of ownership may have tax consequences to You; please consult Your tax advisor.

ASSIGNMENT
To the extent permitted by law, You may collaterally assign ownership of all or a portion of this Contract by Written Request without the approval of any beneficiary unless irrevocably named. We must approve in writing all assignments that are requested. You may not exercise any rights of ownership while the assignment remains in effect without the approval of the collateral assignee. We are not responsible for the validity of any assignment. Once We record the collateral assignment, it will take effect subject to any payments made or other actions taken by Us before the Written Request is recorded.

If a claim is made based on an assignment, We may require proof of interest of the claimant. An assignment takes precedence over any rights of a beneficiary. Any amounts due under an assignment will be paid in a single sum.

An assignment may have adverse tax consequences to You; please consult Your tax advisor.

CREDITOR CLAIMS
To the extent permitted by law, no right or benefit of the owner or Beneficiary under this Contract shall be subject to the claims of creditors or any legal process except as may be provided by an assignment.

BENEFICIARY
The Beneficiary is the party named by You in a Written Request prior to the Annuitant's death. If the Beneficiary has been irrevocably designated, the Beneficiary cannot be changed without such beneficiary's permission.

The Beneficiary has the right to receive any remaining contractual benefits upon the death of the Annuitant, or under some circumstances, upon the Your death. If there is more than one Beneficiary surviving, the beneficiaries will share equally in the benefit unless You have indicated different shares in a Written Request. When the Annuitant dies, if You have not named a Beneficiary or if the named Beneficiary is not living, We will pay the death benefit to You or Your estate.

If a joint owner dies and is survived by the Annuitant before payment of an annuity option begins, any surviving joint owner is the "designated beneficiary" referred to in Section 72(s) of the Code, and his or her rights pre-empt those of the beneficiary named in a Written Request.


Contingent Annuitant
You may name one individual as a contingent Annuitant by Written Request prior to the Contract Date, provided the owner is not a trust. A contingent Annuitant may not be changed, deleted or added to the Contract after the Contract Date.

If the Annuitant (who is not the owner) dies prior to the Maturity Date while this Contract is in effect and while the contingent Annuitant is living:

     a.   the death benefit will not be payable upon the Annuitant's death;

     b.   the contingent Annuitant becomes the Annuitant; and

     c. all other rights and benefits provided by this Contract will continue in effect.

When a contingent Annuitant becomes the Annuitant, the Maturity Date remains the same as previously in effect, unless otherwise provided.



================================================================================
                                PURCHASE PAYMENT
================================================================================

Purchase Payment
A Purchase Payment is the payment You make to this Contract for the benefits it provides. A lump sum Purchase Payment must be made and is due and payable before the Contract becomes effective. The Purchase Payment is payable to Us at Our Office; the minimum and maximum Purchase Payment amounts are shown in the Contract Specifications. We reserve the right to reject any Purchase Payment which does not conform to the requirements in the Contract Specifications or does not comply with state or federal laws.

A net Purchase Payment is that part of the Purchase Payment applied to the Contract. A net Purchase Payment is equal to the Purchase Payment less any applicable Premium Tax charge.

ALLOCATION OF PURCHASE PAYMENT
We will apply the net Purchase Payment to the Guarantee Period selected by You within two business days following its receipt at Our Office, if the information received is in good order.

PREMIUM TAX
 The premium tax is the amount of tax, if any, charged by the state or municipality on a Purchase Payment, on the Cash Value upon surrender, or on the amount applied to elect an annuity option. We will deduct any applicable premium tax from the Cash Value either upon death, surrender, annuitization or at the time the Purchase Payment is made, but no earlier than when We have a tax liability under law.

CREDITING OF INTEREST AND GUARANTEE PERIODS

The net Purchase Payment will earn interest at the initial Guaranteed Interest Rate during the initial Guarantee Period. All interest earned will be credited daily. This compounding effect is reflected in the Guaranteed Interest Rates.

Within 60 days of the end of any Guarantee Period, We will notify You about selecting a subsequent Guarantee Period. The automatic renewal guarantee period as stated in the Contract Specifications pages will commence, unless You have:

     a) submitted a Written Request for a full surrender which we receive within 30 days prior to the end of the current Guarantee Period; or

     b) elected by Written Request subsequent Guarantee Period from among those durations offered by Us within 30 days prior to the end of the current Guarantee Period; or

     c) selected a subsequent Guarantee Period that extends beyond the Maturity Date then in effect. In this case, We will automatically establish a subsequent Guarantee Period that will end nearest to the Maturity Date then in effect, unless You elect by Written Request a subsequent Guarantee Period of shorter duration.

At any time during the automatic renewal Guarantee Period, You may transfer to a subsequent Guarantee Period without incurring a surrender charge or Market Value Adjustment.

The Account Value at the beginning of any subsequent Guarantee Period will be equal to the Account Value at the end of the Guaranteed Period just ending, or if applicable, the Account Value that is transferred from the automatic renewal Guarantee Period. The Account Value will earn interest at the subsequent Guaranteed Interest Rate during the subsequent Guarantee Period. There is no minimum Guaranteed Interest Rate for renewals .

MARKET VALUE ADJUSTMENT

This Contract contains a Market Value Adjustment formula. The formula may result in upward or downward adjustments in the amount payable on any full or partial surrender made prior to the end of any Guarantee Period. Details of the Market Value Adjustment formula are described in the Contract Specifications pages.

The Market Value Adjustment formula will not be applied when You submit a Written Request for:

     a.   a full or partial surrender at the end of any Guarantee Period; or

     b.   any interest credited during the previous Contract Year.

     c.   a partial surrender made under our managed distribution program.

The Market Value Adjustment formula will not be applied to full or partial surrenders made during the automatic renewal Guarantee Period.

TRANSFER BETWEEN GUARANTEE PERIODS

Once each Contract Year after the first Contract Year, You may elect by Written Request to transfer out of the current Guarantee Period and into a subsequent Guarantee Period of a different duration. The amount transferred into the new Guarantee Period will be equal to the Account Value of the old Guarantee Period on the date of the transfer plus or minus the Market Value Adjustment. There is no surrender charge for this transfer. The subsequent guarantee period surrender charges will apply after the transfer.

================================================================================
                      SURRENDER AND TERMINATION PROVISIONS
================================================================================

GENERAL SURRENDERS
Full and partial surrenders may be made under this Contract at any time. A surrender charge and Market Value Adjustment may be assessed on surrenders as stated in the Contract Specifications page.

TERMINATION AFTER THE MATURITY DATE
This Contract may not be surrendered after the commencement of annuity payments.

PAYMENT UPON SURRENDER - DEFERRAL OF PAYMENT
We may defer payment of a partial or full surrender request for a period of not more than six months after We receive Your Written Request. If payment is deferred for more than 30 days from date the request is received, We will pay interest of at least 3 1/2% on the amount deferred.

Termination of the Contract
Prior to annuitization, We reserve the right to terminate this Contract if the Account Value is less than the termination amount shown in the Contract Specifications page. Termination will not occur until 31 days after We have mailed notice of termination to the You at Your last known address. If the Contract is terminated, We will pay You the Cash Surrender Value, if any.



================================================================================
                                  DEATH BENEFIT
================================================================================

A death benefit is payable to the Beneficiary upon the death of the Annuitant before the Maturity Date, unless there is a contingent Annuitant. The death benefit is equal to the account value as of the Death Report Date. We will pay the Beneficiary the death benefit, determined as of the Death Report Date, in a single sum or apply it to a Settlement Option. A beneficiary may request that a death benefit payable under this Contract be applied to a Settlement Option subject to the provisions of this Contract and the current tax laws.


Interest on Death Proceeds
Any interest on death proceeds will be paid in accordance with rules in effect in Your state at the time of death.

================================================================================
                              SETTLEMENT PROVISIONS
================================================================================

MATURITY DATE
The Maturity Date is shown in the Contract Specifications and must be at least thirteen months after the Contract Date. Annuity payments will begin under this Contract on the Maturity Date unless the Contract has been fully surrendered or the proceeds have been paid to the beneficiary prior to that date. We may require proof that the Annuitant is alive before annuity payments are made. If no Maturity Date is specified, the automatic Maturity Date will be the greater of when the Annuitant reaches age 90 or ten years after the Contract Date, or to a later date with Our consent.

Additionally, to the extent permitted by law, at least 30 days before the original Maturity Date, You may change the Maturity Date by Written Request to any time prior to the Annuitant's 90th birthday, or ten years after the Contract Date, unless You elect a later annuity commencement date, subject to laws and regulations then in effect and approved by the Company.

ELECTION OF SETTLEMENT OPTIONS
On the Maturity Date, or other agreed upon date, We will pay the amount payable under this Contract to You in one lump sum or in accordance with an annuity option elected by You. Once annuity payments have commenced, the Contract has no Cash Surrender Value and no full or partial surrenders are permitted. While the annuitant is alive, You may change Your Settlement Option election by Written request, but only before the Maturity Date. Election of any annuity option must be made by Written Request and received by Us at least 30 days prior to the date such election is to become effective. In the absence of such election, the fourth annuity option providing a joint and last survivor annuity will apply for qualified contracts. For non-qualified contracts, the Cash Surrender Value will be applied to the second annuity option, life annuity with 120 monthly payments. If the Maturity Date coincides with the end of any Guarantee Period, no Market Value Adjustment will be applied in the determination of the annuity payments.

No surrender charge will be applied upon annuitization if elected after the first contract year and there is a minimum certain period of at least ten years.

You, or in the event You have not done so, the Beneficiary, may elect, in lieu of payment in one sum, that any amount due under this Contract be applied under any of the annuity options described below. The election by the Beneficiary must be made within one year after Your death by Written Request to Our Office, with the exception of the sixth annuity option, Annuity Proceeds Settlement Option. The sixth annuity option (Annuity Proceeds Settlement Option) must be elected at the time Due Proof of Death is provided to Us.

DEATH OF ANNUITANT
In the event of Your death after annuity payments commence, any amount payable as a death benefit will be distributed at least as rapidly as under the method of distribution in effect at the time of Your death or the death of the Annuitant.

ANNUITY OPTIONS

Subject to the conditions stated in Election of Settlement Options and Minimum Amounts, the Cash Surrender Value of this Contract may be paid under one or more of the Annuity Options below. We may offer additional benefits.

OPTION 1.  LIFE ANNUITY - NO REFUND
An annuity payable monthly during the lifetime of the Annuitant, ceasing with the last payment due prior to the death of the Annuitant.

OPTION 2.  LIFE ANNUITY WITH 120, 180 OR 240 MONTHLY PAYMENTS ASSURED
An annuity providing monthly income to the Annuitant for a guaranteed period of 120 months, 180 months, or 240 months (as selected), and for as long thereafter as the Annuitant shall live.

OPTION 3.  CASH REFUND LIFE ANNUITY
An annuity payable monthly during the lifetime of the Annuitant, ceasing with the last payment due prior to the death of the Annuitant provided that, at the death of the Annuitant, the Beneficiary will receive an additional payment equal to the excess, if any, of (a) over (b) where: (a) is the Cash Value applied on the Maturity Date under this option; and (b) is the dollar amount of annuity payments already paid.

OPTION 4.  JOINT AND LAST SURVIVOR ANNUITY
An annuity payable monthly during the joint lifetime of the Annuitant and a secondary payee, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

OPTION 5.  PAYMENTS FOR A DESIGNATED PERIOD
An amount payable monthly for the guaranteed number of years selected which may be from 5 to 30 years.

OPTION 6.  ANNUITY PROCEEDS SETTLEMENT OPTION
Proceeds from the death benefit can be left with Us for a period not to exceed five years from the date of the Contract Owner's death prior to the Annuity Commencement Date. The proceeds will remain in the same Guarantee Period and continue to earn the same Guaranteed Interest Rate in effect at the time of death as long as this option is elected at the time Due Proof of Death is provided to Us. If the Guarantee Period ends before the end of the five-year period, the Beneficiary may elect a new Guarantee Period with a duration not to exceed the time remaining in the period of five years. from the date of the death of the Contract Owner. If no election is made, the Contract will automatically renew for a period of one year, provided that the five-year period is not exceeded. Full or partial surrenders may be made at any time. A Market Value Adjustment will be applied to all surrenders except those occurring at the end of a Guarantee Period or if the previous Contract Year's interest is being surrendered. This option is only available to Beneficiaries.

ANNUITY TABLES
The attached tables show the dollar amount of the monthly payments for each $1000 of proceeds applied under an annuity options. Under annuity options 1, 2 or 3, the amount of each payment will depend upon the age of the Annuitant at the time the first payment is due. Under annuity option 4, the amount of each payment will depend upon the ages of the Annuitant and the secondary payee at the time the first payment is due.

BETTERMENT OF RATES
If at the due date of the first annuity payment, We have declared a higher rate per $1,000 of proceeds applied under an annuity option, then the annuity payments will be based on the higher rates.

In no event will the annuity benefit, at the time of its commencement, be less than that which would be provided by applying the greater of the Cash Surrender Value or 95% of the Cash Value to purchase a single premium immediate annuity Contract offered by Us or one of Our affiliates at the time to the same class of annuitants.

MINIMUM AMOUNT
The minimum amount that can be placed under an annuity option is $2,000 unless We consent to a lesser amount.

MINIMUM PAYMENT
The annuity option elected must result in a payment of at least $100.00. If at any time payments are less than $100.00, We have the right to change the frequency to an interval resulting in a payment of at least $100.00. If any amount due is less than $100.00 per year, We may make other arrangements that are equitable to the Annuitant.

DATE OF PAYMENT
The first payment under any annuity option shall be made on the Maturity Date. Subsequent payments shall be made on the same day of each month in accordance with the manner of payment selected.

================================================================================
                               GENERAL PROVISIONS
================================================================================

THE CONTRACT
The entire Contract between You and Us consists of the Contract, and any attached amendments, riders or endorsements.

CONTRACT CHANGES
Upon receiving appropriate state approval, if necessary, We may at any time make any changes, including retroactive changes to this Contract to the extent that the change is required to meet the requirements of any federal or state law or regulation. All Contract changes will be made by a written amendment, rider, or endorsement and will be signed by Our President, Our Chairman or one of Our home office authorized officers. Agents do not have authority to alter or modify any of the terms or conditions of this Contract, or to waive any of its provisions.

Any Contract change will not affect the amount or term of any annuity option begun prior to the change, unless the change is required to conform the Contract to any federal or state statute and will not affect the method by which the Contract value is determined.

Minimum Value
Any paid-up annuity, Cash Surrender Value, or death benefits that are available under this Contract will not be less that the minimum benefits required by the statutes of the state in which this Contract is delivered.

MISSTATEMENT
If this Contract is issued as a Nonqualified Contract, and the Annuitant's (or, if applicable, the owner's) sex or date of birth was misstated, the amount of the annuity payable by Us will be adjusted based on the correct information without changing the date of the first payment

If this Contract is issued as a Qualified Contract and the Annuitant's date of birth was misstated, the amount of the annuity payable by Us will be adjusted based on the correct information without changing the date of the first payment.

If an underpayment has been made under this Contract due to a misstatement as described above, We will pay the portion due promptly. If an overpayment has occurred, the amount due Us will be deducted from subsequent annuity payments, as necessary. No interest will be credited or charged in the event of an underpayment or overpayment. Proof of the Annuitant's and owner's Age may be filed at any time at Our Office.

If the age of the Annuitant or owner has been misstated, the amount of any death benefit payable will be determined based upon the correct age of the Annuitant or owner.

INCONTESTABILITY
We will not contest this Contract from its Contract Date

REQUIRED REPORTS
We will furnish a report to the Contract owner as often as required by law, but at least once annually. The report will also show information required under state or federal law.

MORTALITY AND EXPENSES
Our actual mortality and expense experience will not affect the amount of any annuity payments or any other values under the Contract and related Contracts.

NON-PARTICIPATING
This Contract does not share in Our surplus earnings, so You will not receive any dividends.

CONFORMITY WITH STATE AND FEDERAL LAWS
This Contract is governed by the law of the state in which it is issued for delivery. Any paid-up annuity, Cash Surrender Value or death benefit available under this Contract will not be less than the minimum benefits required by the statutes of that state.

Upon receiving appropriate state approval, We may at any time make any changes, including retroactive changes, in this Contract to the extent that the change is required to meet the requirements of any law or regulation issued by any governmental agency to which We or You are subject.

RELATION OF THIS CONTRACT TO THE SEPARATE ACCOUNT
We will have exclusive and absolute ownership and control of the assets of Our Separate Account. That portion of the assets of a Separate Account equal to the reserves and other Contract liabilities with respect to such Separate Account shall not be chargeable with liabilities arising out of any other business We conduct.

Transfers to Other Contracts Issued by Us
Under specific conditions, We may allow You to transfer funds held by You in this Contract to another Contract issued by Us or one of Our affiliates, without incurring charges deducted upon surrender as shown in the Contract Specifications. A market value adjustment may apply on such transfers. Once the transfer is complete and We have established a new Contract at Your direction, new withdrawal charges, surrender charges, and market value adjustment may apply to the new Contract in accordance with the provisions of such Contract.

LIFE ANNUITY TABLES

                  GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
                 PURCHASED WITH EACH $1,000 OF PROCEEDS APPLIED

               THIS TABLE WILL BE USED FOR NONQUALIFIED CONTRACTS.

                   OPTIONS 1, 2 AND 3 - SINGLE LIFE ANNUITIES

       FEMALE                 NUMBER OF MONTHLY PAYMENTS GUARANTEED
      ADJUSTED          NONE           120             180            240
        AGE
         45             2.54           2.54           2.53            2.52
         46             2.59           2.58           2.58            2.56
         47             2.63           2.63           2.62            2.61
         48             2.68           2.68           2.67            2.65
         49             2.73           2.73           2.72            2.70
         50             2.79           2.78           2.77            2.75
         51             2.84           2.83           2.82            2.80
         52             2.90           2.89           2.88            2.85
         53             2.96           2.95           2.93            2.91
         54             3.03           3.01           3.00            2.96
         55             3.10           3.08           3.06            3.03
         56             3.17           3.15           3.13            3.09
         57             3.25           3.23           3.20            3.15
         58             3.33           3.31           3.27            3.22
         59             3.42           3.39           3.35            3.29
         60             3.51           3.48           3.43            3.36
         61             3.61           3.57           3.52            3.44
         62             3.71           3.67           3.61            3.51
         63             3.82           3.77           3.70            3.59
         64             3.94           3.88           3.80            3.67
         65             4.07           4.00           3.90            3.75
         66             4.20           4.12           4.01            3.83
         67             4.35           4.26           4.12            3.92
         68             4.50           4.39           4.24            4.00
         69             4.67           4.54           4.36            4.08
         70             4.85           4.70           4.48            4.16
         71             5.05           4.86           4.60            4.24
         72             5.26           5.03           4.73            4.31
         73             5.49           5.21           4.85            4.38
         74             5.74           5.40           4.98            4.44
         75             6.00           5.60           5.10            4.50

         Dollar amounts of the monthly annuity payments in the above table assumes a year 2000 issue, and are based on the Annuity 2000 Table with mortality improvements based on Projection Scale G. This table assumes a net investment rate of 1.5% per Annum, assuming a 365-day year.

         Calendar Year in which 1st  payment is due:
         Adjusted Age is Actual Age:

         2003-2005         2006-2010        2011-2015         2016-2020
         minus 1           minus 2          minus 3           minus 4

         2021-2025         2026-2030        2031-2035         2036 AND LATER
         minus 5           minus 6          minus 7           minus 8

 LIFE ANNUITY TABLES

                  GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
                 PURCHASED WITH EACH $1,000 OF PROCEEDS APPLIED

               THIS TABLE WILL BE USED FOR NONQUALIFIED CONTRACTS.

                   OPTIONS 1, 2 AND 3 - SINGLE LIFE ANNUITIES

        MALE                   NUMBER OF MONTHLY PAYMENTS GUARANTEED
      ADJUSTED           NONE           120              180             240
        AGE
         45              2.73           2.72            2.71             2.69
         46              2.79           2.78            2.76             2.74
         47              2.84           2.83            2.81             2.79
         48              2.90           2.88            2.87             2.84
         49              2.96           2.94            2.92             2.89
         50              3.02           3.00            2.98             2.94
         51              3.09           3.07            3.04             3.00
         52              3.16           3.14            3.11             3.06
         53              3.23           3.21            3.17             3.12
         54              3.31           3.28            3.24             3.18
         55              3.39           3.36            3.31             3.25
         56              3.48           3.44            3.39             3.31
         57              3.57           3.53            3.47             3.38
         58              3.66           3.62            3.55             3.45
         59              3.77           3.71            3.64             3.52
         60              3.88           3.82            3.73             3.59
         61              3.99           3.92            3.82             3.67
         62              4.12           4.04            3.92             3.74
         63              4.25           4.16            4.02             3.82
         64              4.40           4.28            4.12             3.89
         65              4.55           4.41            4.23             3.97
         66              4.71           4.55            4.34             4.04
         67              4.89           4.70            4.45             4.12
         68              5.07           4.85            4.56             4.19
         69              5.27           5.00            4.67             4.25
         70              5.48           5.16            4.78             4.32
         71              5.70           5.33            4.90             4.38
         72              5.95           5.51            5.01             4.44
         73              6.20           5.68            5.12             4.49
         74              6.48           5.87            5.23             4.54
         75              6.77           6.05            5.33             4.59

         Dollar amounts of the monthly annuity payments in the above table assumes a year 2000 issue, and are based on the Annuity 2000 Table with mortality improvements based on Projection Scale G. This table assumes a net investment rate of 1.5% per Annum, assuming a 365-day year.

         Calendar Year in which 1st  payment is due:
         Adjusted Age is Actual Age:

         2003-2005         2006-2010        2011-2015         2016-2020
         minus 1           minus 2          minus 3           minus 4

         2021-2025         2026-2030        2031-2035         2036 AND LATER
         minus 5           minus 6          minus 7           minus 8

LIFE ANNUITY TABLES

                  GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
                 PURCHASED WITH EACH $1,000 OF PROCEEDS APPLIED

                THIS TABLE WILL BE USED FOR QUALIFIED CONTRACTS.

                   OPTIONS 1, 2 AND 3 - SINGLE LIFE ANNUITIES

UNISEX                         NUMBER OF MONTHLY PAYMENTS GUARANTEED
     ADJUSTED          NONE            120              180            240
        AGE
        45             2.64            2.63            2.62            2.61
        46             2.68            2.68            2.67            2.65
        47             2.73            2.73            2.71            2.70
        48             2.79            2.78            2.76            2.74
        49             2.84            2.83            2.82            2.79
        50             2.90            2.89            2.87            2.85
        51             2.96            2.95            2.93            2.90
        52             3.03            3.01            2.99            2.95
        53             3.09            3.08            3.05            3.01
        54             3.17            3.15            3.12            3.07
        55             3.24            3.22            3.19            3.14
        56             3.32            3.29            3.26            3.20
        57             3.40            3.37            3.33            3.27
        58             3.49            3.46            3.41            3.34
        59             3.59            3.55            3.49            3.41
        60             3.69            3.64            3.58            3.48
        61             3.80            3.74            3.67            3.55
        62             3.91            3.85            3.76            3.63
        63             4.03            3.96            3.86            3.71
        64             4.16            4.08            3.96            3.78
        65             4.30            4.20            4.07            3.86
        66             4.45            4.34            4.17            3.94
        67             4.61            4.47            4.29            4.02
        68             4.78            4.62            4.40            4.10
        69             4.96            4.77            4.52            4.17
        70             5.16            4.93            4.63            4.24
        71             5.37            5.10            4.75            4.31
        72             5.59            5.27            4.87            4.38
        73             5.84            5.45            4.99            4.44
        74             6.10            5.64            5.11            4.50
        75             6.38            5.83            5.22            4.55

         Dollar amounts of the monthly annuity payments in the above table assumes a year 2000 issue, and are based upon the Annuity 2000 Table (blended 50%/50% female/male) with mortality improvements based on Projection Scale G. This table assumes a net investment rate of 1.5% per Annum, assuming a 365-day year.


         Calendar Year in which 1st  payment is due:
         Adjusted Age is Actual Age:

         2003-2005         2006-2010        2011-2015         2016-2020
         minus 1           minus 2          minus 3           minus 4

         2021-2025         2026-2030        2031-2035         2036 AND LATER
         minus 5           minus 6          minus 7           minus 8

LIFE ANNUITY TABLES

                  GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
                 PURCHASED WITH EACH $1,000 OF PROCEEDS APPLIED

              THESE TABLES WILL BE USED FOR NONQUALIFIED CONTRACTS.


                 OPTION 4 - JOINT AND LAST SURVIVOR LIFE ANNUITY


MALE
    ADJUSTED                                                   FEMALE ADJUSTED AGE
       AGE              45             50              55              60              65              70              75
       45              2.34           2.44            2.52            2.59            2.64            2.67            2.70
       50              2.40           2.53            2.66            2.76            2.85            2.91            2.96
       55              2.45           2.61            2.78            2.94            3.07            3.19            3.27
       60              2.48           2.67            2.88            3.10            3.31            3.49            3.64
       65              2.51           2.71            2.96            3.23            3.53            3.81            4.06
       70              2.52           2.74            3.01            3.33            3.71            4.11            4.51
       75              2.53           2.76            3.05            3.40            3.85            4.37            4.94





                 OPTION 4 - JOINT AND LAST SURVIVOR LIFE ANNUITY
                    REDUCED BY 50% ON DEATH OF PRIMARY PAYEE


       AGE OF PRIMARY MALE                  DOLLAR AMOUNT
      AND SECONDARY FEMALE

               45                               2.52
               50                               2.76
               55                               3.05
               60                               3.44
               65                               3.97
               70                               4.70
               75                               5.72


         Dollar amounts of the monthly annuity payments in the above table and assumes a year 2000 issue and are based on the Annuity 2000 Table with mortality improvements based on Projection Scale G. This table assumes a net investment rate of 1.5% per Annum, assuming a 365-day year.

         Calendar Year in which 1st  payment is due:
         Adjusted Age is Actual Age:

         2003-2005         2006-2010        2011-2015         2016-2020
         minus 1           minus 2          minus 3           minus 4

         2021-2025         2026-2030        2031-2035         2036 AND LATER
         minus 5           minus 6          minus 7           minus 8

                               LIFE ANNUITY TABLES
                  GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
                 PURCHASED WITH EACH $1,000 OF PROCEEDS APPLIED

               THESE TABLES WILL BE USED FOR QUALIFIED CONTRACTS.

                 OPTION 3 - JOINT AND LAST SURVIVOR LIFE ANNUITY

     UNISEX
    ADJUSTED                                                   UNISEX ADJUSTED AGE
AGE                     45             50              55              60              65              70              75
       45              2.35           2.43            2.49            2.54            2.57            2.60            2.61
       50              2.43           2.54            2.64            2.72            2.79            2.83            2.86
       55              2.49           2.64            2.79            2.92            3.02            3.10            3.16
       60              2.54           2.72            2.92            3.11            3.28            3.42            3.53
       65              2.57           2.79            3.02            3.28            3.54            3.77            3.96
       70              2.60           2.83            3.10            3.42            3.77            4.13            4.46
       75              2.61           2.86            3.16            3.53            3.96            4.46            4.96





                 OPTION 4 - JOINT AND LAST SURVIVOR LIFE ANNUITY
                    REDUCED BY 50% ON DEATH OF PRIMARY PAYEE


         AGE OF PRIMARY
      AND SECONDARY UNISEX                  DOLLAR AMOUNT

               45                               2.48
               50                               2.71
               55                               3.00
               60                               3.37
               65                               3.88
               70                               4.59
               75                               5.58


         Dollar amounts of the monthly annuity payments in the above table assumes a year 2000 issue, and are based on the Annuity 2000 Table (blended 50%/50% female/male) with mortality improvements based on Projection Scale G. This table assumes a net investment rate of 1.5% per Annum, assuming a 365-day year.

         Calendar Year in which 1st  payment is due:
         Adjusted Age is Actual Age:

         2003-2005         2006-2010        2011-2015         2016-2020
         minus 1           minus 2          minus 3           minus 4

         2021-2025         2026-2030        2031-2035         2036 AND LATER
         minus 5           minus 6          minus 7           minus 8

                     LIFE ANNUITY TABLES FOR FIXED PAYMENTS

                  GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
                 PURCHASED WITH EACH $1,000 OF PROCEEDS APPLIED

        THIS TABLE WILL BE USED FOR NONQUALIFIED AND QUALIFIED CONTRACTS.

                   OPTION 5 - PAYMENTS FOR A DESIGNATED PERIOD


                      MONTHLY                                        MONTHLY
    NUMBER OF         PAYMENT                       NUMBER OF        PAYMENT
      YEARS           AMOUNT                          YEARS          AMOUNT

        5              17.28                            18            5.27
        6              14.51                            19            5.03
        7              12.53                            20            4.81
        8              11.04                            21            4.62
        9              9.89                             22            4.44
       10              8.96                             23            4.28
       11              8.21                             24            4.13
       12              7.58                             25            3.99
       13              7.05                             26            3.86
       14              6.59                             27            3.75
       15              6.20                             28            3.64
       16              5.85                             29            3.54
       17              5.55                             30            3.44



              The dollar amounts of the monthly annuity payments for the fifth option are based on a net investment rate of 1.5% per annum, assuming a 365-day year.

                       THIS PAGE LEFT INTENTIONALLY BLANK.

         SINGLE PREMIUM INDIVIDUAL MODIFIED GUARANTEED ANNUITY CONTRACT



         ELECTIVE OPTIONS                                 NON-PARTICIPATING